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                                                             Exhibit 10(iii)A(2)

May 3, 2000




Joseph G. Parham, Jr.
27 Whitney Street
Chestnut Hill, Massachusetts   02467-2936


Dear Joe:


         This letter will confirm the terms of your employment by National Service Industries, Inc. ("NSI"), effective May 15, 2000 (the "Effective Date"). We are enthusiastic about your decision to join NSI and look forward to working with you to build a bigger, stronger NSI.

         The terms of your employment, which are subject, of course, to approval by our Executive Resource and Nominating Committee and the Board of Directors (or its Executive Committee) and satisfactory completion of NSI's normal pre-employment screening procedures, will be as follows:

         1. Title and Duties - As Senior Vice President, Human Resources , you will be an executive officer of NSI reporting to the Chairman, President, and Chief Executive Officer of NSI. You will have responsibility for the Human Resources function of NSI and its businesses and any other duties consistent with your position which may be assigned to you by the Chairman, President, and Chief Executive Officer of NSI. You will devote substantially all of your working time and attention to the business and affairs of NSI.

         2. Base Salary - Your base salary will be Twenty-five Thousand Dollars ($25,000) per month or the equivalent annual rate of Three Hundred Thousand Dollars ($300,000), subject to annual review. Executive officer reviews at NSI are normally conducted for the April Board meeting effective March 1. In addition, you will receive a signing bonus of Ten Thousand Dollars ($10,000) payable within thirty (30) days after the Effective Date.

         3. Annual Incentive Compensation - You will participate in the NSI Management Compensation and Incentive Plan (the "MCIP") for the fiscal year beginning September 1, 2000 with a target bonus equal to 45% of your base salary. For the fiscal year ending August 31, 2000, you will receive a bonus equal to $39,945.

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                                                             Exhibit 10(iii)A(2)

         4. Long-Term Achievement Incentive Plan - You will receive a grant of employee stock options for ten thousand (10,000) shares of stock under our current long-term incentive plan upon your arrival at NSI. You will also be entitled to participate in the aspiration award portion of the current long-term incentive plan on a prorated basis for the number of months you are employed with NSI during the remainder of the three-year cycle ending August 31, 2001 and the remainder of the three-year cycle ending August 31, 2002. In addition, you will participate in the Plan for the three-year cycle beginning September 1, 2000 on a comparable basis with other executive officers of NSI who report to me. This Plan currently provides for annual grants of stock options and annual "aspiration awards" having a total value equal to 160% of salary at commitment (or target) level performance. Stock options represent 70% of total value (or 112% of salary) and aspiration awards represent 30% of total value (or 48% of salary) at commitment level performance. The payout for aspiration awards for aspiration level performance is equal to five times the value of the payout for commitment level performance (or 240% of salary). Failure to achieve threshold level performance will result in no payout.

         5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in NSI's tax-qualified retirement plans, NSI Pension Plan C and the NSI 401(k) Plan for Corporate Office Employees. In addition, upon employment, you will become a participant in the Supplemental Retirement Plan for Executives of NSI (the "SERP"). Your benefits under the SERP will be determined pursuant to the standard terms of the SERP, except that you will be credited with service under the SERP for each year of actual service, you will become vested in your SERP benefit after completing five (5) years of employment with NSI, and you will be eligible for early retirement at age sixty
(60). If, after the retirement or earlier termination of James S. Balloun as Chairman, President, and Chief Executive Officer of NSI, but prior to your completion of five (5) years of service with NSI, your employment is terminated for any reason other than voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will be eligible for early retirement benefits at the time of termination as if you were 55 and based on five (5) years of service.

         6. Deferred Compensation Plans - You will be eligible to participate immediately in the NSI Executives' Deferred Compensation Plan (the "EDCP") and the NSI Supplemental Deferred Savings Plan (the "SDSP"). Under the EDCP, you will initially be able to defer up to $2500 from your annual bonus; the deferred amount is matched by NSI and bears interest at a variable rate, currently the prime rate less two percentage points. Under the SDSP, you may defer up to 50% of your annual cash compensation, and your deferral earns interest at the prime rate. (As an executive officer with eligibility for the SERP, you will not be eligible to receive the company contribution or match under the SDSP.)

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                                                             Exhibit 10(iii)A(2)


         7. Medical, Life Insurance, and Other Employee Benefits - You will be eligible to participate in the medical, dental, life insurance, disability, and other benefit programs generally made available by NSI to its executive officers and their families, including a car allowance of Four Hundred Dollars ($400) per month. We will reimburse you for your COBRA expenses until you are covered under our program. You will also be eligible to participate in NSI's financial planning program. In addition, you will be entitled to four (4) weeks vacation per calendar year.

         8. Relocation Expenses - NSI will pay the following relocation expenses:

(a)      your expenses for moving your household effects to Atlanta;

(b) brokerage and closing costs (up to two points) you incur in connection with the sale of your home in Chestnut Hill, Massachusetts and the purchase of a home in Atlanta;

(c) reasonable travel expenses to and from Chestnut Hill, Massachusetts until you have moved your residence to Atlanta; and

(d) a one-time payment of one month's salary for your assistance in the relocation.

In addition to the foregoing, we will assist you in obtaining a bridge loan should you purchase a home in Atlanta before selling your home in Chestnut Hill.

         9. Employment at Will/Severance Payment/Change in Control - Your employment will be at will and may be terminated by either NSI or you at any time for any reason, with or without notice. Except in the event of termination in connection with a Change in Control of NSI (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment: If your employment is terminated for any reason other than voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will receive a severance payment (payable in semi-monthly installments) equal to your then current salary for a period of twelve (12) months, subject to your execution of a release and severance agreement in a form acceptable to both parties.

For purposes of entitlement to a severance benefit, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, insubordination, or gross malfeasance or habitual neglect of your duties for NSI, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Senior Vice President, Human Resources with or without reasonable accommodation for a period of one hundred eighty (180) consecutive days.

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                                                             Exhibit 10(iii)A(2)

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to NSI's executive officers. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement or the severance payments described above.

         The base salary, annual incentive, long-term incentives, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to NSI of the payments and benefits under the Internal Revenue Code of 1986.

         We will prepare a SERP provision and Severance Protection Agreement to evidence the arrangements set forth in this letter.

         We are delighted you are joining NSI and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with NSI; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

                                   Sincerely,


                                   /S/ James S. Balloun

                                   James S. Balloun



ACCEPTED AND AGREED TO THIS

15th DAY OF MAY , 2000



/S/ Joseph G. Parham, Jr.
    Joseph G. Parham, Jr.